Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	December 8, 2008

BUTLER NATIONAL APPROVED AS DEVELOPER AND MANAGER OF SOUTHWEST GAMING ZONE IN DODGE CITY, KANSAS

Kansas Racing and Gaming Commission Approved the Butler National Service Corporation Contract to Develop and Manage Casino in Dodge City, Kansas

Olathe, Kansas, December 8, 2008, - Butler National Corporation (OTC Bulletin Board BUKS) a recognized provider of professional management services in the gaming industry, proudly announces the Kansas Racing and Gaming Commission has approved the contract and the results of the background investigation of its wholly-owned subsidiary Butler National Service Corporation to develop and manage a casino in the Southwest Gaming Zone located in Dodge City, Kansas.

The new Boot Hill Casino and Resort is designed to enhance and re-create the world famous 1870-1880's experience at the historic Boot Hill destination in Dodge City, Kansas. Estimates by a State of Kansas research study of casino revenue in the Dodge City destination market, range from $40 million to $60 million per year. Phase I of the development will require an investment of approximately $45 million and is planned to open in early December 2009. Phase II of the development is planned to be complete in 38 months and will cost an additional $42.5 million for a total of approximately $87.5 million. Projected EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) of the development range from $9.4 million in the first full year of operation to $21.7 million in year five. Revenues and earnings are expected to increase with positive economic conditions throughout the 15 year contract. The Boot Hill Casino and Resort will be a significant economic stimulus for Dodge City, Southwest Kansas, and the entire State of Kansas.

Clark Stewart, President and CEO of Butler National said, "We are pleased the Kansas Racing and Gaming Commission approved the contract. We are excited to move forward with the development of a first class destination casino and resort in Dodge City and plan to break ground in the next thirty days."

About Butler National Corp:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker/Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS  66062

Public Relations Phone: 214-663-5833
Phone Office: 913-780-9595
Phone Fax: 913-780-5088

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Direct Investor Relations
Phone office 830-669-2466

For more information, please visit the Company web site:  www.butlernational.com
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